Exhibit 10.1

September 29, 2014

Via E-mail Only

Gary Wilcox, CEO
Jerry McGuire, CFO
Cocrystal Pharma, Inc.
19805 North Creek Parkway
Bothell, WA 98011

Re:          Claim Letter Dated September 29, 2014

Dear Gary and Jerry:

As you know, we submitted the enclosed claim letter to Corporate Stock Transfer (the "Escrow Agent') on September 29, 2014, which letter sets forth the basis of our claims against those 600,000 MusclePharm Corporation ("MSLP") shares currently being held by the Escrow Agent (the "Claim Letter ").  The Claim Letter claims $4,675,928.84 (the "Claimed Amount ") or 372,881 shares (the "Claimed Shares").

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In exchange for you conceding that 90,000 shares be released to MSLP, MSLP will withdraw the Claim Letter as it pertains to all matters stated therein, provided however, MSLP will not withdraw that portion of the Claim Letter. Claimed Amount, and/or Claimed Shares that relates in any way to the 580 Garcia Lease, including, without limitation, the lawsuit or any future known or unknown claim s that are not specifically stated in the Claim Letter that do not relate in anyway to 580 Garcia Lease. 1

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MSLP will maintain the Claim Letter as it pertains to 580 Garcia Lease and will enforce its right to have $3,036,723.84 wo1th of MSLP's shares maintained in escrow until such time as MSLP and Cocrystal Pharma , Inc. can reach a mutually agreeable arrangement with respect to 580 Gar·cia Lease. We note that any such arrangement would require you to deliver notice and assurances to MSLP that the lawsuit has been dropped, with prejudice, and that the note holder and landlord will no longer seek to evict MSLP so long as MSLP continues to pay its rent on time.

By this letter we would like to propose the following mutually beneficial arrangement, subject to a definitive settlement agreement , to expedite resolution of the Claim Letter:

1 These 90,000 shares are intended to reimburse MSLP for expenses incurred by Cocrystal and paid for by MSLP, which expense and disbursement s MSLP has been indemnified  for.

    Gary Wilcox
    Jerry McGuire
September 29, 2014

If you are agreeable to the foregoing terms, please file notice to the escrow agent and MSLP that you have conceded 90,000 shares be released to MSLP.  After we receive this notice we will modify the claim letter in accordance with the provisions above, and will deliver a definitive settlement agreement evidencing that that MSLP has released Cocrystal for the claims specifically stated in the Claim Letter , other than those that pe1tain to the 580 Garcia Lease.

This letter, and your acceptance of the aforementioned terms are, without waiver of any rights , agreements, understandings, indemnities, claims or causes of action in law or in equity , which may be asserted by MSLP in any court or tribunal , whether known or unknown , which have not specifically been stated in the Claim Notice, provided however, that all claims set forth in the Cl aims Notice pertaining to 580 Garcia Lease or any future known or unknown claims that are not specifically stated in the Cl aim Letter that do not relate in any way to 580 Garcia Lease are expressly reserved.

    We hope we can resolve these issues amicably and in the most expedient manner possible.

Sincerely yours,

/s/ Richard Estalella
Richard Estalella
(As President of MusclePharm Corporation)

    We ask that you indicate you acceptance and understanding of the foregoing terms by countersigning and returning a copy of this Letter to us no later than September 29, 2014.

/s/ Gerald A. McGuire
Gerald A. McGuire
Cocrystal Pharma Inc.
By: Gerald A. McGuire
Title: CFO

   cc: Edward Schauder
   Steven Rubin

September 29. 2014

Via Federal Express and Facsimile

Corporate Stock Transfer, Inc.
Attention Carolyn Bell, President
3200 Cherry Creek Drive South
Denver , CO 80209
Attention: Carolyn Bell, President

Biozone Pharmaceuticals, Inc.
Attention: Elliot Maza, Chief Executive Officer
550 Sylvan Avenue, Suite 1010
    Englewood Cliffs, N.J  07632

    Cocrysta1 Pharma, Inc.
Attention: Gary Wilcox, Chief Executive Officer
19805 North Creek Parkway
Bothell , Washington 98011

Re:  Claims Notice: Claim to Excrowed Shares Pursuant to the Escrow Agreement Dated January 2, 20141

To the Above-Named  Persons:

Pursuant to Sections 1.3 and  1.4 of the Escrow Agreement , dated as of January 2, 2014, by and among MusclepharmCorporation , a Nevada corporation ("MSLP “); Biozone  Laboratories, Inc., a Nevada corporation and wholly owned subsidiary of MSLP; Biozone Pharmaceuticals , Inc. ("BZNE"), a Nevada corporation; Biozone Laboratories, lnc. a California corporation (collectively the "Sellers"); Baker Cummins, Corp., a Nevada corporation; and Corporate Stock Transfer , Inc. as escrow agent (term s defined in the Escrow Agreement have the same meaning when used herein), the undersigned hereby certifies that MSLP is entitled to indemnification for Indemnified Losses  pursuant to Article ITI of the APA in an amount equal to $4,675,928.84 (the “Claimed Amount”) or 372,881 shares base on the market price at the close of market on September 26,2014 (the “Claimed Shares"').  MSLP further certifies that the nature of the Claimed Amount is as follows:

1  This letter is without  waiver  to any claim for indemnity  for the benefit  of Musclepharm Corporation , even  if that claim  is not asserted  in this Letter.   Capitalized terms herein without definition take the meaning given to the them in the Escrow Agreement.

2 The APA defines Indemnified Losses as: “any and all actions, suits, proceedings, demands, liabilities, damages, claim s, deficiencies,  fines, penalties, interest , assessments, judgments, losses, Taxes, costs and expenses , including, without limitation, reasonable fees and disbursements  of counsel.”

    Corporate Stock Transfer
Attn: Carolyn Bell. President
Claims Notice
    September 29, 2014

INDEMNIFIED LOSSES RELATED TO BUSINESS AND OPERATIONS

Article 10 of the APA indemnifies MSLP for any “any and all Indemnified Losses related to the business operations of Sellers Prior to the Closing Date."

Unqualified Factoring Expenses

MSLP has incurred $365,822.47 of Indemnified Losses arising from improper use of a factoring agreement between Sellers and Midland American Capital Corp. dated in or about March 2013 (the "Factoring Agreement").

    In connection with the APA, MSLP and BZNE entered into a side agreement on January 2, 2014 that provided MSLP would pay off the factoring arrangement and collect the receivable s then due and owing to BZNE or Midland American Capital. The payoff amount included certain of seller's obligations unrelated to the Factoring Agreement. These obligations were related to business expenses before the closing date and so they were indemnified. Furthermore, these expenses included payroll and operating expenses totaling $365,822.74- expenses that were never covered by monies from the Factoring Agreement prior to MSLP 's agreement to settle BZNE account with Midland American Capital.

    Accordingly, MSLP claims $365,822.74 from the escrowed shares.

Expired lnventorv and Disposal Fees

MSLP has incurred $684,393.65 in Indemnified Losses related to fees incurred from the disposal of expired inventory. Since the Closing Date MSLP has identified $578,412 worth of inventory which had expired as of the Closing date, and spent an additional $105,981.65 in fees related to the disposal of this inventory - fees for which MSLP was indemnified.

    Accordingly, MSLP claim s $684,393.65 from the escrowed shares.

Uncollectable Accounts Receivable

    MSLP has incurred $32,116.77 in Indemnified Losses from uncollectable accounts receivable. Since the Closing Date MSLP has identified the following uncollectable invoices dated prior to the closing, which are uncollectable:

•	Invoice dated 10/3 1113 to Moko Therapeutics for 7,356.85;

•	Invoice dated 11/2013 to Beta Pharmaceutical for $2,763.12; and

•	Invoice dated 1 1125/ 13 to Life Extension for $21,996.80

Accordingly, MSLP claims $32,115.77 from the escrowed shares.

    Corporate Stock Transfer
   Attn: Carolyn Bell, President C aims Notice
September 29. 20 l 4

Pre-Closing Accounts Receivable

    MSLP has incurred $296,711.44 in Indemnified Losses related to accounts receivable losses.  The triggering events that caused these losses Indemnified Losses before closing:

•	Acella Credit- $16,550.00 refund for overpayment occurring prior to closing ;

•	Acne.org- $372.00 pallet charge that was improperly billed prior to closing;

•	B&A Health Products- $16,655.54, credit was given post -closing for the client 's financing of raw materials in 20 13;

•	Blissworld- $128,089.42 for credits issued in 2013. These credits were applied against invoices issued after closing ;

•	BZNE- $16.950 in cash deposits to Mechanics banks , which deposits were purchased by MSLP;

•	Cosmetic Den11atology - $10,000 credit was applied post-closing due to a freight arrangement in place for 2013;

•	Cosmetic Dermatology - $50,000 credit for purchase of raw materials in 2013, which was credit to the customer post-closing;

•	Cosmetic Dermatology- $6,950.29 refund from a billing error in December 2013;

•	J-Networks- $8,254.81 refund for raw material s purchased in November 2013;

•	McKesson- $106.92 credit given post-closing related to 2013 invoices;

•	Savvier Credit- $41 ,270.65 credit issued for payments made to Midland in Deceber 2013; and

•	Your Energy Systems - $1,971.70 refund for overpayment for raw materials in 2013.

    Accordingly, MSLP claims $296,711.44 from the escrowed shares.

   Corporate Stock Transfer
   Attn:  Carolyn Bell. President
   Claims Notice
   September 29. 2014

Pre-Closing Operating Expenses

    MSLP has incurred $207,723.84 in Indemnified Losses related to pre-closing operating expenses. These expenses are outlined in Schedule A to this letter, which is enclosed herewith.

INDEMNIFIED LOSSES RELATED TO BREACH  OF CONTRACT

MSLP has or will suffer $3,036,571.30 of Indemnified Losses arising from a lawsuit commenced against sellers titled: 580 Garcia Properties. LLC vs. Biozone Laboratories. Inc. et al. PS 14-0407, Superior Court of California, County of Contra Costa (the '·Lawsuit"). The Lawsuit pertains to a breach of the lease agreement between BZNE and 580 Garcia Properties, LLC (the “Landlord”), which was executed on March 1, 2004 (the '"Lease"). The Lease was assigned to MSLP in violation of its terms.

Article 10(a)(iii) of the APA provides that Sellers agreed to indemnify MSLP for:

any and all Indemnified Losses related to or arising from claim for breach of contract existing on or prior to the Closing Date, and/or which are brought after the Closing Date for acts and omissions by Sellers, which occurred prior to the closing date .

Additionally, MSLP and ("BZNE'') executed a separate indemnity agreement dated January 2, 20 14 (the “Side“) regarding the subject matter of the lawsuit that provided:

BZNE agrees to unconditionally defend. indemnify and hold harmless MSLP and its Affiliates ... from against and in respect of any and all actions and causes of action, suits, claims, controversies, liabilities, damages, costs and reasonable attorney’s fees which the Indemnified Parties may suffer, expend or incur as a consequence of any actions, claims or proceedings brought by… [580 Garcia Properties, LLC] because of or based upon the failure of the parties to obtain Landlord’s consent to the transfer of the Garcia Lease. Such recoverable damages will include payment of all relocation expenses (which MSLP·s management has advised BZNE could exceed $3.0 million) if such relocation is necessary, including payment of moving expenses and any rental amounts at a new facility that are in excess of the rental amounts under the Garcia Lease and incurred during the period of the Garcia Lease would have been in effect.

*          *          *

Corporate Stock Transfer
Attn: Carolyn Bell. President
Claims Notice
September 29, 2014

In addition to, and without limiting, any other right or remedy at law or in equity that MSLP shall have in the event that BZN E shall breach its obligations hereunder, BZN E acknowledges that MSLP shall be able to make a claim for any breach of this Agreement against the Escrowed Stock Consideration.

This Lease \vas assigned to MSLP without the consent of the Landlord, which consent was required by the Lease. Based on the terms of the APA and the Side Indemnity, as set forth above, BZNE has indemnified MSLP for the lawsuit and any other damages that may arise .from Lease, including , relocation expenses. Despite MSLP's diligent good faith effort to resolve the lawsuit, the Landlord appears intent on evicting MSLP. Accordingly, Sellers must indemnify MSLP for the following amounts:

•	Litigation fees of $36,571 .30 related to the Lawsuit: and

•	Anticipated Relocation Expenses $3,000,000.

INDEMNIFIED LOSSES RELATED TO THE APA

The APA provided in paragraph 12.7 that each party was to cover its own costs related to the APA, including legal fees. Sellers agreed to indemnify for “·any and all Indemnified Losses arising from or in connection with any breach or violation of the covenants or agreement s of Sellers contained in the [APA]." In this respect, MSLP has incurred $52,589.10 of indemnified Losses in connection with Sellers breach of the APA itself as follows:

•	Sellers· legal fees of $8, 179.10 charged to the old company prior to closing ; and

•	Valuation fees of $44,4 10.00 paid to Gilford & Fong Associates.

Corporate Stock Transfer
Attn: Carolyn Bell. President
Claims Notice
September 29, 20 I 4

    Accordingly, we request you contact us at 4721 Ironton Street, Building A, Denver, Colorado 80239, or by telephone at (303) 396-6113 on or before September 30, 2014 to arrange tender of the Claimed Shares.

Dated:  Denver. Colorado
             September 29, 2014

MusclePharm Corporation

/s/ Richard Estalella
By: Richard Estalella
Title: President

cc: Nason Yeager , Gerson , White & Lioce, P.A.
          Sichenzia Ross Friedman Ference LLP